Exhibit 99.1

March 6, 2008

John Lowber, (907) 868-5628; jlowber@gci.com

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS 2007 FINANCIAL RESULTS

•	Net income of $13.5 million or $0.22 per diluted share
•	Consolidated revenues of $520.3 million
•	EBITDAS of $153.7 million

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported its 2007 results with net income of $13.5 million, or diluted earnings per share of $0.22. The company’s 2007 net income compares to income of $18.5 million, or diluted earnings per share of $0.33, in 2006. GCI recorded net income of $3.8 million or $0.06 per share on a diluted basis in the fourth quarter of 2007 that compares to net income of $3.1 million or $0.05 per share on a diluted basis for the fourth quarter of 2006.

GCI’s revenues for 2007 increased 9.0 percent to $520.3 million over 2006 revenues of $477.5 million. For the fourth quarter of 2007, revenues totaled $131.3 million as compared to $121.4 million in the fourth quarter of 2006, an increase of 8.2 percent. The annual and quarterly revenue increase was primarily due to the increase in consumer revenue for 2007. Revenues, as expected, were down 2.1 percent sequentially when compared to third quarter 2007 revenues of $134.1 million. The sequential decrease in revenue was primarily due to normal seasonality in the company’s voice products.

Earnings before interest, taxes, depreciation, amortization and share based compensation expense (EBITDAS) for 2007 totaled $153.7 million. EBITDAS for 2006 totaled $156.3 million. EBITDAS for 2007 decreased $2.6 million or 1.6 percent as compared to 2006. The decrease in annual EBITDAS is due primarily to the decrease in EBITDAS from the network access services and commercial segments mostly off set by the increase in EBITDAS from the consumer segment.

Fourth quarter 2007 EBITDAS totaled $38.8 million and compares to $37.1 million, an increase of 4.6 percent from the fourth quarter of 2006. The increase in EBITDAS is primarily attributable to increases in the consumer business EBITDAS.

Sequentially, fourth quarter 2007 EBITDAS of $38.8 million was relatively unchanged from the third quarter 2007. Increases in consumer and managed broadband EBITDAS off set the sequential decreases in network access and commercial EBITDAS.

GCI announced in its third quarter conference call that it expected 2007 annual revenues in the range of $514 million to $534 million and 2007 EBITDAS of $152 million to $154 million. GCI’s 2007 actual results are within the expected ranges discussed during the third quarter call.

GCI anticipates revenues of $550 million to $560 million and EBITDAS of more than $165 million for the year 2008. First quarter revenues are expected to total $130 million to $133 million and EBITDAS is expected to exceed $37 million.

“GCI had a challenging and difficult year in 2007 with the loss of more than $20 million in revenue from a single carrier customer and increased pricing pressures across our carrier business,” said GCI president, Ron Duncan. “But for the loss of that customer’s traffic we would have met our financial goals for the year. The good news is that as of the first of the year all of that carrier’s traffic is back on our network. With the exception of the previously announced shift in carrier revenue as a result of the Dobson/AT&T rearrangement I expect the carrier business to be much more stable in 2008.”

“Other than the results of our network access business GCI had a very good year in 2007. We experienced powerful growth in all categories of customers and service. Consumer revenues grew by 25 percent and EBITDAS from the consumer business was up more than 40 percent. For the first time contribution from the company’s consumer segment exceeded that from the network access business. This trend will accelerate in 2008 as revenues and EBITDAS from the Dobson/AT&T arrangement shift from network access to the consumer and commercial categories. The net effect will be to position the company with a much more diversified mix of revenue and EBITDAS.”

“Growth in fundamental customer metrics remains strong as we enter the new year reflecting both the expansion in our competitive footprint and the continued strength of our bundled product offerings. Additionally the acceleration of the shift to our own facilities for the provision of local services is improving margins in the voice business in spite of continued price pressures.”

“We are investing aggressively in 2008 as we launch a new satellite, build out our statewide wireless system and expand the footprint of our core product offerings. I am convinced that the returns from these investments will allow us to attain our previously announced financial goals and will result in significant increases in shareholder value.”

Highlights

•

Consumer revenues for 2007 totaled $223.5 million, an improvement of 24.9 percent over 2006. Video, data and wireless revenues provided strong growth for the year, and, as expected, voice revenues for the year 2007 increased $0.6 million over the prior year. Fourth quarter 2007 revenues of $58.0 million increased 23.8 percent from the prior year and 2.1 percent sequentially. The increases, again, were from strong growth in video, data and wireless sales.

•

Network access revenues for 2007 totaled $163.4 million, a decrease of 1.9 percent as compared to 2006. The decrease is primarily attributable to a 24 percent decrease in revenues from one network access carrier customer offset by increases in revenues from other carriers. Fourth quarter 2007 revenues of $38.8 million decreased 8.5 percent from the prior year and decreased 9.1 percent on a sequential basis. The annual and fourth quarter periods benefited from increases in data revenues. The sequential decrease from the third quarter is due to a seasonal decrease in voice traffic partially offset by higher data revenues.

•

Commercial revenues for 2007 totaled $104.6 million, a decrease of 1.2 percent from 2006. Fourth quarter 2007 revenues of $27.0 million increased 6.8 percent from the prior year and decreased 1.0 percent on a sequential basis. Commercial revenues in the fourth quarter of 2007, driven primarily by increases in data revenues, more than offset the $9.5 million in annualized revenue lost from a large customer as previously described in the second quarter of 2006.

•

Consumer, network access and commercial local access lines totaled 120,100 at the end of the fourth quarter of 2007 representing an estimated 28 percent share of the total access lines market in Alaska. Access lines increased by 5,300 during the fourth quarter and increased by 8,900 lines for the year. The increase is due, in part, to the continued roll out of new local services market areas and further penetration of GCI’s bundled offerings in existing markets.

•

GCI has provisioned 63,200 consumer and commercial access lines on its own facilities at the end of 2007, an increase of 23,400 lines over year end 2006 and an increase of 5,400 lines compared to the end of the third quarter of 2007. Approximately 55 percent of GCI’s total access lines were on its own facilities at the end of 2007 as compared to about 39 percent at the end of 2006. GCI’s avoided cost run rate for access lines switched to its own facilities is approximately $18.5 million at the end of 2007.

•

GCI had 96,500 consumer and commercial cable modem access customers at the end of the fourth quarter of 2007, an increase of 10,200 over the fourth quarter of 2006 and 4,100 sequentially from the third quarter of 2007. Average monthly revenue per cable modem totaled $33.94 for the fourth quarter of 2007 as compared to $33.59 for the third quarter of 2007, a sequential increase of more than 1 percent.

•	GCI had 77,300 wireless subscribers at the end of 2007, an increase of 4,000 subscribers from the third quarter of 2007.

•

GCI expects the launch of the Intelsat Galaxy 18 communications satellite on May 3, 2008. Galaxy 18 will replace the company’s existing transponder capacity on Galaxy XR when it reaches end of life on or about May 18, 2008. GCI will lease the new satellite over its expected 14 year life and the lease will be recorded as a fixed asset addition and capital lease obligation of $98.6 million.

•

After the third quarter blackout period ended in early November, 2007 and before year end GCI repurchased 310,000 shares of its Class A Common stock at a cost of approximately $2.7 million or $8.77 per share. For the calendar year 2007, GCI purchased 1.25 million shares at a cost of approximately $15.1 million or $12.04 per share. The company is authorized to purchase an additional $16.1 million of its shares through the end of the first quarter of 2007, however, the company does not anticipate further share repurchases in the near term. GCI will likely curtail stock repurchases as a condition for increasing the availability under the company’s credit facilities. The commitments and approvals to increase the credit facilities are expected early in the second quarter of 2008.

Consumer

Consumer revenues for 2007 totaled $223.5 million, an improvement of 24.9 percent over 2006. Video, data and wireless revenues provided strong growth for the year, and, as expected, voice revenues for the year 2007 increased $0.6 million over the prior year. Fourth quarter 2007 revenues of $58.0 million increased 23.8 percent from the prior year and 2.1 percent sequentially. The increases, again, were from strong growth in video, data and wireless sales.

Consumer voice revenues totaled $46.2 million for the year 2007, an increase of 1.3 percent over 2006. Fourth quarter 2007 voice revenues of $11.5 million represented an increase of 2.9 percent compared to the prior year quarter and decreased 2.1 percent when compared to the third quarter of 2007. The sequential decrease in voice revenue was due to a change in the Universal Services Fund reimbursement rate that occurred at the beginning of the fourth quarter. Growth in voice revenues for 2007 is primarily due to the increase in customers taking voice services in existing and newly opened markets. GCI added 8,200 net local access lines by the end of 2007. Approximately 95 percent of local access customers choose GCI to be their long distance provider.

Consumer long distance minutes for the year 2007 decreased 4.3 percent when compared to 2006. Fourth quarter 2007 long distance minutes were relatively unchanged when compared to the fourth quarter of 2006 and increased sequentially 4.8 percent over the third quarter of 2007.

Consumer video revenue totaled $96.3 million in 2007, an increase of 6.8 percent over 2006. Fourth quarter 2007 video revenues of $25.0 million increased 6.6 percent from the prior year and 4.7 percent sequentially. The increase in revenue is due in part to increases in subscribers and increases in video subscribers purchasing digital service and renting high definition/digital video recorder converters. Basic consumer video subscribers increased to 128,000, an increase of 4,000 subscribers or 3.2 percent for the year 2007 and increased sequentially by 2,400 subscribers.

Consumer data revenue totaled $34.2 million in 2007, an increase of 16.4 percent compared to 2006. Fourth quarter 2007 data revenues of $9.3 million increased 19.9 percent over the prior year and 6.2 percent sequentially. The increase in consumer data revenues is due to a strong increase in the number of cable modem customers as well as increasing average revenue per cable modem. GCI added 9,500 consumer cable modem customers over the prior year and 3,900 customers during the fourth quarter of 2007.

Consumer wireless revenues increased to $46.7 million, an increase of $33.0 million during 2007. The increase in wireless revenues is primarily due to an increase in the number of wireless customers including those customers of the company’s wireless subsidiary Alaska DigiTel.

Network Access

Network access revenues for 2007 totaled $163.4 million, a decrease of 1.9 percent from 2006. The decrease is primarily attributable to a 24 percent decrease in revenues from one network access carrier customer offset by increases in revenues from other carriers. Fourth quarter 2007 revenues of $38.8 million decreased 8.5 percent from the prior year and decreased 9.1 percent on a sequential basis.

Voice revenues for 2007 totaled $96.9 million, a decrease of 12.6 percent compared to 2006. Fourth quarter 2007 voice revenues of $22.2 million decreased 17.0 percent from the prior year and decreased 14.2 percent sequentially. The annual and quarterly decrease in voice revenues is due in part to declining minutes, rates per minute and a shift in carrier traffic by one of our carrier customers. The decline in sequential revenues is due in part to seasonality.

Network access long distance minutes decreased 5.0 percent in 2007 from 2006. Fourth quarter 2007 long distance minutes decreased 8.6 percent from the fourth quarter of 2006. The minute decrease for the year and for the fourth quarter was due primarily to a shift in carrier traffic by one of our carrier customers as previously noted. Minutes for the fourth quarter, as expected, decreased 8.0 percent when compared to the third quarter of 2007.

Data revenues for 2007 totaled $61.2 million, an increase of 10.0 percent compared to 2006. Fourth quarter 2007 revenue of $15.9 million increased 1.6 percent over the prior year and 6.4 percent sequentially.

Wireless revenues totaled $5.3 million for 2007 and represent traffic carried for roaming customers of our wireless subsidiary Alaska DigiTel.

Commercial

Commercial revenues for 2007 totaled $104.6 million, a decrease of 1.2 percent from 2006. Fourth quarter 2007 revenues of $27.0 million increased 6.8 percent over the prior year and decreased 1.0 percent on a sequential basis. Commercial revenues in the fourth quarter of 2007, driven primarily by increases in data revenues, more than offset the $9.5 million in annualized revenue lost from a large customer as previously described in the second quarter of 2006.

Increases in video and wireless revenues were offset by decreases in voice and data revenues when comparing 2007 to 2006. Increases in data and wireless revenues in the fourth quarter of 2007 off set a decrease in voice and video revenues when compared to the fourth quarter of 2006. GCI added 1,200 commercial local access lines for the year 2007 and added 400 access lines when compared to the third quarter of 2007.

Commercial long distance minutes for the year 2007 were relatively unchanged from the year 2006. Fourth quarter 2007 long distance minutes were also relatively unchanged when compared to the fourth quarter of 2006 and, as expected, decreased 8.4 percent sequentially when compared to the third quarter of 2007. Third quarter minutes are typically the highest of the year due to seasonality.

Managed Broadband

Managed broadband revenues for 2007 totaled $28.8 million, an increase of 10.2 percent compared to 2006. Fourth quarter 2007 revenue of $7.5 million increased 9.6 percent over the prior year and 2.4 percent sequentially.

Other Items

Total selling, general and administrative expenses (SG&A) for 2007 totaled $192.5 million an increase of 12.1 percent as compared to 2006. Fourth quarter SG&A totaled $48.2 million, an increase of 4.7 percent from the fourth quarter of 2006, and a decrease of 1.8 percent as compared to the third quarter 2007. The increase in SG&A expense is primarily due to the consolidation of Alaska DigiTel and increases in labor and benefits costs. Excluding Alaska DigiTel and non-cash share based compensation costs, SG&A for 2007 increased 4.3 percent as compared to 2006, decreased 3.1 percent for the fourth quarter of 2007 as compared to the fourth quarter of 2006, and the fourth quarter of 2007 was relatively unchanged from the third quarter of 2007.

During 2007, capital expenditures totaled $154.5 million as compared to $107.7 million in 2006. GCI’s capital expenditures include those of Alaska DigiTel. The capital expenditures for 2007 exceeded the expected range of $145 million to $150 million discussed in the third quarter conference call.

GCI will hold a conference call to discuss its 2007 and fourth quarter results on Friday, March 7, 2008 beginning at 2 p.m. (Eastern). To access the briefing on March 7, dial 800-779-1507 (International callers should dial 210-234-0000) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-505-6378, access code 7461 (International callers should dial 203-369-1866.)

GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

# # #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Amounts in thousands)	December 31,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$ 13,074	57,647
Restricted cash	-	4,612

Receivables	97,913	78,811
Less allowance for doubtful receivables	1,657	2,922
Net receivables	96,256	75,889

Deferred income taxes	5,734	20,685
Prepaid expenses	5,356	5,729
Inventories	2,541	3,362
Notes receivable from related parties	31	1,080
Property held for sale	-	2,316
Other current assets	686	1,988
Total current assets	123,678	173,308

Property and equipment in service, net of depreciation	502,426	454,879
Construction in progress	69,409	29,994
Net property and equipment	571,835	484,873

Cable certificates	191,565	191,565
Goodwill	42,181	42,181
Wireless licenses	25,757	1,497
Other intangible assets, net of amortization	11,769	7,011
Deferred loan and senior notes costs, net of amortization	6,202	7,091
Other assets	9,399	7,133
Total other assets	286,873	256,478
Total assets	$ 982,386	914,659

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

	(Unaudited)
(Amounts in thousands)	December 31,	December 31,
Liabilities, Minority Interest, and Stockholders' Equity	2007	2006

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$ 2,375	1,792
Accounts payable	35,747	28,404
Deferred revenue	16,600	16,566
Accrued payroll and payroll related obligations	16,329	14,598
Accrued interest	8,927	8,710
Accrued liabilities	7,536	8,377
Subscriber deposits	877	489
Total current liabilities	88,391	78,936

Long-term debt	536,115	487,737
Obligations under capital leases, excluding current maturities	2,290	2,229
Obligation under capital lease due to related party, excluding current maturity	469	561
Deferred income taxes	83,481	86,998
Other liabilities	13,241	12,725
Total liabilities	723,987	669,186

Minority interest	6,478	-

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 50,437 and 50,191 shares at December 31, 2007 and 2006, respectively; outstanding 49,425 and 49,804 shares at December 31, 2007 and 2006, respectively	155,980	157,502
Class B. Authorized 10,000 shares; issued 3,257 and 3,370 shares at December 31, 2007 and 2006, respectively; outstanding 3,255 and 3,368 shares at December 31, 2007 and 2006, respectively; convertible on a share-per-share basis into Class A common stock	2,751	2,846
Less cost of 473 and 258 Class A and Class B common shares held in treasury at December 31, 2007 and 2006, respectively	(3,448)	(1,436)
Paid-in capital	20,132	20,641
Notes receivable with related parties issued upon stock option exercise	-	(738)
Retained earnings	76,506	66,658
Total stockholders' equity	251,921	245,473

Total liabilities, minority interest, and stockholders' equity	$ 982,386	914,659

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	(Unaudited)
(Amounts in thousands, except per share amounts)	2007	2006	2005

Revenues	$ 520,311	477,482	443,026

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	179,057	156,405	134,861
Selling, general and administrative expenses	192,494	171,652	155,542
Restructuring charge	-	-	1,967
Depreciation and amortization expense	86,327	82,099	74,126
Operating income	62,433	67,326	76,530

Other income (expense):
Interest expense	(36,125)	(34,413)	(34,116)
Amortization and write-off of loan and senior notes fees	(1,423)	(964)	(3,406)
Interest income	544	1,841	624
Loss on termination of capital lease	-	-	(2,797)
Other	36	463	-
Other expense, net	(36,968)	(33,073)	(39,695)

Income before income tax expense and cumulative effect of a change in accounting principle	25,465	34,253	36,835

Income tax expense	11,961	15,797	16,004

Income before cumulative effect of a change in accounting principle	13,504	18,456	20,831

Cumulative effect of a change in accounting principle, net of income tax expense of $44	-	64	-

Net income	13,504	18,520	20,831
Excess of the price paid to redeem Series B redeemable preferred stock over the carrying amount of the preferred stock	-	-	2,358
Preferred stock dividends	-	-	148
Net income available to common shareholders	$ 13,504	18,520	18,325

Basic net income available to common shareholders per common share:
Income available to common shareholders before cumulative effect of a change in accounting principle	$ 0.26	0.34	0.34
Cumulative effect of a change in accounting principle	-	-	-
Net income available to common shareholders	$ 0.26	0.34	0.34

Diluted net income available to common shareholders per common share:
Income available to common shareholders before cumulative effect of a change in accounting principle	$ 0.22	0.33	0.33
Cumulative effect of a change in accounting principle	-	-	-
Net income available to common shareholders	$ 0.22	0.33	0.33

Common shares used to calculate basic EPS	52,951	53,777	54,684

Common shares used to calculate diluted EPS	54,581	55,325	55,874

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2007					Fourth Quarter 2006
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 11,501	22,192	7,021	-	40,714	11,182	26,734	7,838	-	45,754
Video	24,955	-	2,100	-	27,055	23,410	-	2,212	-	25,622
Data	9,278	15,882	16,576	7,549	49,285	7,737	15,638	14,443	6,888	44,706
Wireless	12,242	704	1,300	-	14,246	4,493	-	784	-	5,277
Total	57,976	38,778	26,997	7,549	131,300	46,822	42,372	25,277	6,888	121,359

Cost of goods sold	19,440	10,841	14,070	1,477	45,828	17,409	9,824	11,938	1,169	40,340

Contribution	38,536	27,937	12,927	6,072	85,472	29,413	32,548	13,339	5,719	81,019

Less SG&A	24,103	11,242	9,541	3,285	48,171	21,886	11,496	10,124	2,507	46,013
Add other income	4	4	2	-	10	-	-	-	113	113
EBITDA	14,437	16,699	3,388	2,787	37,311	7,527	21,052	3,215	3,325	35,119

Add share- based compensation	518	531	288	117	1,454	593	855	368	139	1,955
EBITDAS	$ 14,955	17,230	3,676	2,904	38,765	8,120	21,907	3,583	3,464	37,074

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2007					Third Quarter 2007 (as amended)
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 11,501	22,192	7,021	-	40,714	11,750	25,856	7,838	-	45,444
Video	24,955	-	2,100	-	27,055	23,834	-	2,148	-	25,982
Data	9,278	15,882	16,576	7,549	49,285	8,736	14,920	15,961	7,369	46,986
Wireless	12,242	704	1,300	-	14,246	12,475	1,881	1,322	-	15,678
Total	57,976	38,778	26,997	7,549	131,300	56,795	42,657	27,269	7,369	134,090

Cost of goods sold	19,440	10,841	14,070	1,477	45,828	21,302	11,554	13,352	1,670	47,878

Contribution	38,536	27,937	12,927	6,072	85,472	35,493	31,103	13,917	5,699	86,212

Less SG&A	24,103	11,242	9,541	3,285	48,171	24,804	10,958	9,719	3,589	49,070
Add other income	4	4	2	-	10	14	16	7	-	37
EBITDA	14,437	16,699	3,388	2,787	37,311	10,703	20,161	4,205	2,110	37,179

Add share- based compensation	518	531	288	117	1,454	604	629	371	138	1,742
EBITDAS	$ 14,955	17,230	3,676	2,904	38,765	11,307	20,790	4,576	2,248	38,921

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Twelve Months Ended December 31, 2007					Twelve Months Ended December 31, 2006
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 46,212	96,896	30,761	-	173,869	45,625	110,834	32,162	-	188,621
Video	96,327	-	8,018	-	104,345	90,226	-	7,993	-	98,219
Data	34,230	61,199	61,052	28,792	185,273	29,406	55,637	63,276	26,131	174,450
Wireless	46,733	5,282	4,809	-	56,824	13,694	-	2,498	-	16,192
Total	223,502	163,377	104,640	28,792	520,311	178,951	166,471	105,929	26,131	477,482

Cost of goods sold	81,877	40,593	50,559	6,028	179,057	66,889	37,280	47,869	4,367	156,405

Contribution	141,625	122,784	54,081	22,764	341,254	112,062	129,191	58,060	21,764	321,077

Less SG&A	95,808	44,182	38,655	13,849	192,494	80,750	40,268	38,169	12,465	171,652
Add other income	14	15	7	-	36	-	-	-	463	463
EBITDA	45,831	78,617	15,433	8,915	148,796	31,312	88,923	19,891	9,762	149,888

Add share- based compensation	1,720	1,744	1,071	409	4,944	2,081	2,478	1,337	469	6,365
EBITDAS	$ 47,551	80,361	16,504	9,324	153,740	33,393	91,401	21,228	10,231	156,253

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				December 31, 2007		December 31, 2007
				as compared to		as compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2007	2006	2007	2006	2007	2006	2007
Consumer
Voice
Long-distance subscribers	89,900	89,800	89,700	100	200	0.1%	0.2%
Total local access lines in service	74,400	66,200	69,500	8,200	4,900	12.4%	7.1%
Local access lines in service on GCI facilities	50,700	31,400	45,900	19,300	4,800	61.5%	10.5%

Video
Basic subscribers	128,000	124,000	125,600	4,000	2,400	3.2%	1.9%
Digital programming tier subscribers	65,800	58,700	62,600	7,100	3,200	12.1%	5.1%
HD/DVR converter boxes	50,200	29,200	43,600	21,000	6,600	71.9%	15.1%
Homes passed	224,700	219,900	222,100	4,800	2,600	2.2%	1.2%

Data
Cable modem subscribers	88,000	78,500	84,100	9,500	3,900	12.1%	4.6%

Wireless
Wireless lines in service	70,000	24,400	66,100	45,600	3,900	186.9%	5.9%

Network Access Services
Data:
Total ISP access lines in service	2,600	3,100	2,600	(500)	-	-16.1%	0.0%

Commercial
Voice:
Long-distance subscribers	10,500	11,100	10,800	(600)	(300)	-5.4%	-2.8%
Total local access lines in service	43,100	41,900	42,700	1,200	400	2.9%	0.9%
Local access lines in service on GCI facilities	12,500	8,400	11,900	4,100	600	48.8%	5.0%

Video
Hotels and mini-headend subscribers	13,400	13,300	15,200	100	(1,800)	0.8%	-11.8%
Basic subscribers	1,900	1,900	1,900	-	-	0.0%	0.0%
Total basic subscribers	15,300	15,200	17,100	100	(1,800)	0.7%	-10.5%

Data
Cable modem subscribers	8,500	7,800	8,300	700	200	9.0%	2.4%

Wireless
Wireless lines in service	7,300	4,600	7,200	2,700	100	58.7%	1.4%

Broadband
SchoolAccess® customers	51	48	51	3	-	6.3%	0.0%
ConnectMD® customers	21	21	21	-	-	0.0%	0.0%

				December 31, 2007		December 31, 2007
	Three Months Ended			as Compared to		as Compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2007	2006	2007	2006	2007	2006	2007
Consumer
Voice
Long-distance minutes carried (in millions)	34.8	35.0	33.2	(0.2)	1.6	-0.6%	4.8%

Video
Average monthly gross revenue per subscriber	$ 65.44	$ 63.44	$ 63.44	$ 2.00	$ 2.00	3.2%	3.2%

Wireless
Average monthly gross revenue per subscriber	$ 59.18	$ 60.32	$ 58.25	$ (1.14)	$ 0.93	-1.9%	1.6%

Network Access Services
Voice
Long-distance minutes carried (in millions)	295.6	323.4	321.4	(27.8)	(25.8)	-8.6%	-8.0%

Commercial
Voice:
Long-distance minutes carried (in millions)	30.7	30.8	33.5	(0.1)	(2.8)	-0.3%	-8.4%

Total
Long-distance minutes carried (in millions)	361.1	389.2	388.1	(28.1)	(27.0)	-7.2%	-7.0%

				December 31,		December 31,
	Twelve Months Ended			2007		2007
	December 31,	December 31,		as Compared to December 31,		as Compared to December 31,
	2007	2006		2006		2006
Consumer
Voice
Long-distance minutes carried (in millions)	135.8	141.9		(6.1)		-4.3%

Network Access Services
Voice
Long-distance minutes carried (in millions)	1,250.6	1,316.6		(66.0)		-5.0%

Commercial
Voice:
Long-distance minutes carried (in millions)	131.3	131.8	(0.5)	-0.4%

Total
Long-distance minutes carried (in millions)	1,517.7	1,590.3	(72.6)	-4.6%

General Communication, Inc.

Non-GAAP Financial Reconciliation Schedule

(Unaudited, Amounts in Millions)

	Three Months Ended
	December 31, 2007	December 31, 2006	September 30, 2007 (as amended)
Net income available to common shareholders	$3.8	3.1	2.3
Income tax expense	3.5	2.6	2.4
Income before income tax expense	7.3	5.7	4.7

Other (income) expense:
Interest expense	9.4	8.2	9.0
Amortization and write-off of loan and senior notes fees	0.3	0.2	0.8
Interest income	(0.1)	(0.4)	(0.1)
Other	---	(0.1)	---
Other expense, net	9.6	7.9	9.7

Operating income	16.9	13.6	14.4
Depreciation and amortization expense	20.4	21.4	22.8
Other	---	0.1	---

EBITDA (Note 2)	37.3	35.1	37.2
Share-based compensation expense	1.5	2.0	1.7
EBITDAS (Note 1)	$38.8	37.1	38.9

	Year Ended
	December 31, 2007	December 31, 2006
Net income available to common shareholders	$13.5	18.5
Cumulative effect of a change in accounting principle, net of income tax expense	---	(0.1)
Income before income tax expense	13.5	18.4
Income tax expense	12.0	15.8
Income before income tax expense and cumulative effect of a change in accounting principle	25.5	34.2

Other (income) expense:
Interest expense	36.1	34.4
Amortization and write-off of loan and senior notes fees	1.4	1.0
Interest income	(0.5)	(1.8)
Other	---	(0.5)
Other expense, net	37.0	33.1

Operating income	62.5	67.3
Depreciation and amortization expense	86.3	82.1
Other	---	0.5

EBITDA (Note 2)	148.8	149.9
Share-based compensation expense	4.9	6.4
EBITDAS (Note 1)	$153.7	156.3

Notes:

(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization and Write-off of Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation and Amortization Expense. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.